Exhibit 5.1(b)

February 27, 2018

Board of Directors

New York Mortgage Trust, Inc.

275 Madison Avenue

New York, New York 10016

Re:                             Registration Statement on Form S-3 Regarding the Registration of an Indeterminate Amount of Securities

Gentlemen:

We have acted as special counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of (i) shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), (ii) shares of preferred stock of the Company, $0.01 par value per share (the “Preferred Stock”), and (iii) debt securities of the Company, which may be either senior or subordinated and may be issued in one or more series (collectively, the “Debt Securities” and, together with the Common Stock and the Preferred Stock, the “Offered Securities”), having an aggregate maximum offering price of up to $300,000,000. All capitalized terms that are not defined herein have the meanings assigned to them in the Registration Statement.

Unless otherwise specified in the applicable prospectus supplement, the Debt Securities will be issued pursuant to either (i) the indenture governing senior debt securities, dated January 23, 2017 (as supplemented, the “Senior Indenture”), between the Company and U.S. Bank, National Association, as trustee under the Senior Indenture, and filed with the Commission on January 23, 2017 or (ii) an indenture governing subordinated debt securities in the form filed as Exhibit 4.12 to the Registration Statement, between the Company and a trustee yet to be named (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”).

As special counsel for the Company, in addition to participating in the preparation of the Registration Statement, we have examined the following documents:

(a)                                 the Registration Statement, including the exhibits identified under Item 16 of the Registration Statement;

(b)                                 resolutions of the Board of Directors of the Company (the “Board”) dated as of February 22, 2018 relating to, among other things, the preparation and filing of the Registration Statement and the due authorization of the Offered Securities, certified on the date hereof by an officer of the Company; and

(c)                                  an executed copy of the certificate of the Chief Executive Officer of the Company, dated the date hereof, as to certain factual matters.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and, with the exception of the Indentures, enforceability thereof upon the Company, (vi) a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities offered thereby and (vii) the Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement. We have also assumed that at the time of execution, authentication, issuance and delivery of the Debt Securities, the Indentures will be valid and legally binding obligations of the applicable trustees thereunder.

As to factual matters, we have relied upon representations included in certificates of officers of the Company and in certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that, with respect to the Debt Securities, when (a) the applicable supplemental indenture to the Indenture relating to the senior Debt Securities or the applicable Indenture relating to the subordinated Debt Securities has been duly authorized and validly executed and delivered by the Company, (b) the terms of the Debt Securities and their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, if applicable, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, if applicable, and (c) the Debt Securities have been duly executed, authenticated in accordance with the applicable Indenture and issued and sold as contemplated by the Registration Statement, the prospectus contained therein and the applicable prospectus supplement, and if (i) all the foregoing actions are taken pursuant to the authority granted by the Board, or a duly authorized committee thereof, and (ii) the Company has received full payment therefor in accordance with the authorization of the Board, or a duly authorized committee thereof, then the Debt Securities will constitute binding obligations of the Company, enforceable against the Company in accordance with the terms of such Debt Securities, except as the enforceability thereof may be limited or otherwise affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws affecting the rights of creditors generally and principles of equity, whether considered at law or equity.

In expressing the opinion set forth above, we have assumed that (i) the applicable trustee will have been qualified under the Trust Indenture Act of 1939, as amended, and a Statement of Eligibility of the Trustee on Form T-1 will have been properly filed with the Commission and (ii) each of the applicable Debt Securities and Indentures will be governed by and construed in accordance with the laws of the State of New York.

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. We consent to the filing of this opinion letter as Exhibit 5.1(b) to the Registration Statement and to the reference to this firm in the prospectus forming a part of the Registration Statement under the heading “Certain Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

The opinion expressed in this letter is limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated in this letter. This letter speaks only as of its date and we do not undertake to advise you of any changes in the opinion expressed herein from matters that might hereafter arise or be brought to our attention.

We do not purport to express an opinion on any laws other than those of the State of New York and the United States of America and the Maryland General Corporation Law. With respect to all matters governed by the Maryland General Corporation Law, we have relied upon the opinion, dated the date hereof, of Venable LLP, special Maryland counsel to the Company, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Venable LLP.

Very truly yours,

/s/ Vinson & Elkins LLP